Exhibit 10.1
EXECUTIVE EMPLOYMENT AGREEMENT
This Executive Employment Agreement (the “Agreement”), made and entered into this 24 day of July, 2020 (the “Effective Date”), by and between Myriad Genetics, Inc., a Delaware corporation (the “Company”), and Paul J. Diaz (“Executive”).
WHEREAS, the Company wishes to employ Executive as its President and Chief Executive Officer;
WHEREAS, Executive represents that Executive has no obligation to any other person or entity which would prevent, limit or interfere with Executive’s ability to do so; and
WHEREAS, Executive and the Company desire to enter into a formal employment agreement on the terms and conditions set forth below.
NOW, THEREFORE, in consideration of the mutual promises, terms, provisions, and conditions contained herein, the parties agree as follows:
1.Title; Role; Duties.
(a)The Company shall employ Executive as its President and Chief Executive Officer (“CEO”) beginning on the Commencement Date described in Section 2 and continuing for the Term (as defined in Section 2). Executive accepts such employment upon the terms and conditions set forth herein. During the Term, Executive shall report solely to the Company’s Board of Directors (the “Board”). Executive shall have the duties, responsibilities and authorities normally associated with the position of chief executive officer of a company of a similar size and similar nature of the Company. Executive agrees to faithfully and diligently perform to the best of Executive’s ability the duties and responsibilities of his position as CEO, as well as any such other duties and responsibilities (which are consistent with such position) as determined by the Board from time to time. Executive’s principal place of work for the Company shall be in the Company’s office locations in the Salt Lake City, Utah vicinity; provided, however, that Executive shall not be required to relocate to the Salt Lake City vicinity.
(b)During the Term and except as provided below, Executive shall devote all of Executive’s business time, energies and efforts to the business and affairs of the Company.
(c)    The Company shall appoint Executive as a member of the Board effective as of the Commencement Date. Should any term of Executive as a member of the Board end or be scheduled to end during the Term, the Company shall nominate Executive for re-election to the Board for any succeeding term(s) as a Board member that commence during the Term. Executive’s service as a Board member shall be without further compensation. Should Executive’s employment with the Company cease for any reason, whether voluntary or involuntary, Executive shall promptly resign any and all positions held by Executive with the Company and its subsidiaries, whether as an officer of the Company or member of the Board, or on the board of directors or managers of any subsidiary of the Company, or as a member of any committees thereof.
(d)    Notwithstanding the foregoing, nothing contained in this Section 1 shall prevent or limit Executive’s right to manage Executive’s personal investments, including the right to make passive investments in the securities of: (i) any entity which Executive does not control, directly or indirectly, and which does not compete with the Company; or (ii) any publicly held entity so long as Executive’s aggregate direct and indirect interest does not exceed five percent (5%) of the issued and outstanding securities of any class of securities of such publicly held entity. Subject to the Board’s prior consent and the procedures associated with obtaining same, Executive shall be permitted to sit on boards of directors or similar governing bodies of other businesses; provided that the Company acknowledges and agrees that Executive may continue to serve on the boards on which he currently serves and that he has disclosed to the Company (and applicable committees thereof). In addition, nothing in this Section 1 shall prevent or limit Executive’s involvement in civic and charitable activities so long as such activities do not interfere with Executive’s duties for the Company.
2.    Term of Employment.
(a)    Term. Executive’s employment hereunder shall commence on August 13, 2020 (the “Commencement Date”), and shall continue until terminated hereunder by either party. Such term of employment shall be referred to herein as the “Term.”
(b)    Termination. Notwithstanding anything else contained in this Agreement, Executive’s employment hereunder shall terminate upon the earliest to occur of the following:
(i)    Death. Immediately upon Executive’s death.
(ii)    Termination by the Company.
(A)    If because of Executive’s Disability (as defined in Section 2(c)), upon written notice by the Company to Executive that Executive’s employment is being terminated as a result of Executive’s Disability, which termination shall be effective thirty (30) days after the date of such notice;
(B)    If for Cause (as defined in Section 2(d)), upon written notice by the Company to Executive (following any cure period, if applicable) that Executive’s employment is being terminated for Cause, which termination shall be effective on the date of such notice; or
(C)    If by the Company for reasons other than Disability or Cause, upon written notice by the Company to Executive that Executive’s employment is being terminated, which termination shall be effective on the date of such notice.
(iii)    Termination by Executive.
(A)    If for Good Reason (as defined in Section 2(e)), upon written notice by Executive to the Company (following any cure period, if applicable) that Executive is terminating Executive’s employment for Good Reason, which termination shall be effective on the date of such notice; or
(B)    If without Good Reason, upon written notice by Executive to the Company that Executive is terminating Executive’s employment, which termination shall be effective at least thirty (30) days after the date of such notice, unless the Company elects an earlier effective date, which the Company may so elect in its sole discretion without such election modifying the nature of such termination.
Notwithstanding anything in this Section 2(b), the Company may at any point terminate Executive’s employment for Cause pursuant to Section 2(b)(ii)(B) (to the extent Cause exists and the applicable notice and cure periods have been satisfied) prior to the effective date of any other termination contemplated hereunder.
Any notice of termination of Executive’s employment under this Agreement shall indicate the specific provision(s) of this Agreement relied upon in effecting the termination.
In no event shall Executive be obliged to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, nor shall the amount of any payment or benefit hereunder be reduced by any compensation earned by the Executive as a result of employment by another employer, other than as described in Section 4(c)(iv) and 4(e)(iv).
(c)    Definition of “Disability”. For purposes of this Agreement, “Disability” shall mean Executive’s inability to perform Executive’s duties with the Company for one hundred twenty (120) days or more (cumulative or consecutive) within any consecutive twelve (12) month period as a result of Executive’s physical or mental condition, subject to documentation by a medical expert appointed by mutual agreement between the Company and Executive who has examined Executive.
(d)    Definition of “Cause”. As used herein, “Cause” shall mean: (i) Executive’s gross negligence in the performance of Executive’s duties to the Company; (ii) Executive’s willful misconduct, embezzlement, misappropriation, fraud, or professional dishonesty; (iii) Executive’s material breach of any non-disclosure, invention assignment, non-competition, or similar agreement between Executive and the Company; (iv) Executive’s commission of a felony or of a crime involving moral turpitude; (v) Executive’s willful and material failure to comply with lawful directives of the Board; or (vi) Executive’s willful and material breach of a material provision of any employment agreement between Executive and the Company or willful and material violation of a material provision of any written Company employment policy applicable to its senior executive officers; provided that (A) the Company provides Executive with written notice that the Company intends to terminate Executive’s employment hereunder for one of the circumstances set forth in this Section 2(d) within sixty (60) days of the Board’s knowledge of such circumstance(s) occurring (which notice shall set forth in reasonable detail the circumstance(s) that the Company alleges constitute(s) Cause), (B) in the event that a circumstance described in (iii), (v) or (vi) is capable of being cured, Executive has failed to cure such circumstance within a period of thirty (30) days after the date of receipt of such written notice, and (C) the Company terminates Executive’s employment within sixty five (65) days from the date of the notice referred to in clause (A). Conduct shall not be considered “willful” unless done (or omitted to be done) not in good faith and without a reasonable belief that such conduct (or lack thereof) was in the best interest of the Company.
(e)    Definition of “Good Reason”. As used herein, “Good Reason” shall mean: (i) a material diminution in Executive’s duties, authority or responsibilities; (ii) a material diminution in Executive’s Base Salary (other than a reduction of similar magnitude to the base salaries of other Company senior executives if there is a reduction of Company senior executive base salaries generally), or a failure by the Company to provide the compensation and benefits provided for in this Agreement; (iii) any change in Executive’s position such that he is no longer the Company’s CEO reporting solely to the Board; or (iv) a material breach by the Company of this Agreement or any other agreement between the Company and Executive; provided that (A) Executive provides the Company with written notice that Executive intends to terminate Executive’s employment hereunder for one of the circumstances set forth in this Section 2(e) within sixty (60) days of such circumstance occurring (which notice shall set forth in reasonable detail the circumstance(s) that Executive alleges constitute(s) Good Reason), (B) if such circumstance is capable of being cured, the Company has failed to cure such circumstance within a period of thirty (30) days after the date of receipt of such written notice, and (C) Executive terminates Executive’s employment within sixty five (65) days from the date of the notice referred to in clause (A). For purposes of clarification, the above-listed conditions shall apply separately to each occurrence of Good Reason, and failure to adhere to such conditions in the event of a specific occurrence of Good Reason shall not disqualify Executive from asserting Good Reason for any subsequent occurrence of Good Reason.
3.    Compensation.
(a)    Base Salary. The Company shall pay Executive a base salary (the “Base Salary”) at the annual rate of one million dollars ($1,000,000.00). Executive’s Base Salary shall be reviewed annually and may be increased, but not decreased (other than a reduction of similar magnitude to the base salaries of other Company senior executives if there is a reduction of Company senior executive base salaries generally), from time to time from the level then in effect. The Base Salary shall be payable in substantially equal periodic installments in accordance with the Company’s payroll practices as in effect from time to time.
(b)    Annual Cash Incentive Bonus. Executive shall be eligible to receive an annual cash incentive bonus (the “Annual Bonus”) in a target amount equal to one hundred percent (100%) of Executive’s Base Salary. The Annual Bonus amount shall be determined as part of the Company’s Management Business Objectives (“MBO”) program, which includes the assessment of Executive’s performance in established areas, the Company’s financial performance, and other factors. The Compensation Committee of the Board (the “Compensation Committee”), after consultation with Executive, shall in its sole discretion approve MBOs for Executive for each fiscal year of the Company during the Term, which MBOs may consist of individual objectives, pre-established financial performance targets for the Company such as revenue and adjusted operating income, and other objectives. The Annual Bonus shall be paid to Executive no later than March 15th of the calendar year immediately following the calendar year in which it was earned. Except as provided in Section 4, Executive must be employed by the Company on the date that the Annual Bonus is payable in order to be eligible for such Annual Bonus.
(c)    Long-Term Incentive Cash Bonus. Executive shall be eligible to participate in the Company’s annual long-term incentive bonus program, subject to the terms and conditions of the program. Bonus performance metrics shall be determined by the Compensation Committee annually for the ensuing three-year period, and any bonus under the program shall be based on the achievement against such performance metrics measured at end of the third (3rd) fiscal year. For each annual long-term incentive bonus to be paid, the minimum pre-established financial metrics must be exceeded. The long-term incentive cash bonus percentage and amount is capped at one hundred fifty percent (150%) of the target annual long-term incentive bonus.
(d)    Signing Bonus. The Company shall pay Executive a signing bonus (the “Signing Bonus”) in the amount of one million dollars ($1,000,000.00), pursuant to the following schedule: (i) the Company shall pay Executive one-half of such Signing Bonus ($500,000.00) on the Company’s first regularly scheduled payroll date following the Commencement Date; and (ii) the Company shall pay Executive one-half of such Signing Bonus ($500,000.00) on the Company’s first regularly scheduled payroll date following the first (1st) anniversary of the Commencement Date, with both Signing Bonus payments described herein subject (except as provided in Section 4) to Executive’s continuous employment with the Company through the date of payment.

(e)    Initial Stock Unit Grant. The Company shall grant Executive an initial annual grant of stock units (the “Initial Stock Unit Award”) with respect to the Company’s common stock, $0.01 par value per share (“Common Stock”). The Initial Stock Unit Award is intended as an inducement grant under Nasdaq Rule 5635(c)(4) and will consist of both restricted stock units (“RSUs”) and performance stock units (“PSUs”). The RSU portion of the Initial Stock Unit Award shall be granted on the Commencement Date, as to a number of RSUs equal to four million dollars ($4,000,000) divided by the closing price of the Common Stock on the Nasdaq Stock Market on the Commencement Date. The PSU portion of the Initial Stock Unit Award shall be granted within a reasonable period of time following the Commencement Date, as to a number of PSUs equal to four million dollars ($4,000,000.00) divided by the closing price of the Common Stock on the Nasdaq Stock Market on the Commencement Date. Of the RSUs, one half (50%) shall vest on the first (1st) anniversary of the Commencement Date, and the remaining one half (50%) shall vest in three (3) equal tranches on each of the second (2nd), third (3rd) and fourth (4th) anniversaries of the Commencement Date. The PSUs shall be subject to being earned based on achievement of pre-established milestones for the fiscal year ending June 30, 2021, set by the Compensation Committee after consultation with Executive and promptly communicated to Executive after being set. Achievement of such milestones shall be evaluated by the Compensation Committee at a meeting of the Compensation Committee within a reasonable period of time following publication of the Company’s audited financial statements for such fiscal year (the date of such meeting, the “Milestone Achievement Evaluation Date”). To the extent such PSUs are determined to have been earned based on milestone achievement, twenty-five percent (25%) of the earned PSUs shall vest on the Milestone Achievement Evaluation Date, and the remaining seventy-five percent (75%) of the earned PSUs shall vest in three (3) installments of twenty-five percent (25%) each on the following three anniversaries of the Commencement Date. Eligibility for, and the amount and terms of, future annual grants shall be determined by the Compensation Committee, with the expectation that there shall be annual grants (beginning in 2021 for the Company’s fiscal year ending June 30, 2022) with target grant sizes between the 50th and 75th percentiles for comparable chief executive officer positions at the Company’s peer group companies and on terms consistent with the market for those positions. The PSUs and RSUs shall be subject to the terms of the PSU and RSU award agreements attached as Exhibits A and B hereto, respectively.
    (f)    Inducement Equity Grant. On the Commencement Date, the Company shall grant Executive stock options with an aggregate grant date value equal to five million five hundred thousand dollars ($5,500,000.00) (the “Inducement Equity Grant”). The Inducement Equity Grant is intended as an inducement grant under Nasdaq Rule 5635(c)(4), and the exercise price of the stock options subject to the Inducement Equity Grant shall be the closing price of the Common Stock on the Nasdaq Stock Market on the Commencement Date. Two million seven hundred fifty thousand dollars ($2,750,000.00) of the grant date value of the options covered by the Inducement Equity Grant shall be valued based on a Black Scholes valuation method using the fair market value of the Common Stock on the Nasdaq Stock Market on the Commencement Date and shall be time-based (the “Time-Based Options”), and two million seven hundred fifty thousand dollars ($2,750,000.00) of the grant date value of the options covered by the Inducement Equity Grant shall be valued based on a Monte Carlo simulated valuation method using the fair market value of the Common Stock on the Nasdaq Stock Market on the Commencement Date and shall be performance-based (the “Performance-Based Options”). The Time-Based Options shall be subject to a four (4) year, time-based vesting schedule, with twenty-five percent (25%) of the Time-Based Options vesting on each of the first four (4) anniversaries of the Commencement Date. The Performance-Based Options shall vest as follows: (i) one-fifth (1/5) of the Performance-Based Options shall vest upon Achievement (as defined below) of a stock price that exceeds 1.5x the exercise price of the option; (ii) one-fifth (1/5) of the Performance-Based Options shall vest upon Achievement of a stock price that exceeds 2.0x the exercise price of the option; (iii) one-fifth (1/5) of the Performance-Based Option shall vest upon Achievement of a stock price that exceeds 2.5x the exercise price of the option; (iv) one-fifth (1/5) of the Performance-Based Options shall vest upon Achievement of a stock price that exceeds 3.0x the exercise price of the option; and (v) one-fifth (1/5) of the Performance-Based Options shall vest upon Achievement of a stock price that exceeds 3.5x the exercise price of the option; provided that no portion of the Performance-Based Options may vest earlier than the first (1st) anniversary of the Commencement Date. “Achievement” of each applicable stock price milestone shall be based on the average of the closing stock prices of the Common Stock on the Nasdaq Stock Market for a period of twenty (20) consecutive trading days exceeding such milestone. The Time-Based Options and Performance-Based Options shall be subject to the terms of the option agreements attached as Exhibits C and D hereto, respectively.
(g)    Paid Time Off. Executive may take paid time off each year, to be scheduled to minimize (to the extent reasonably possible) disruption to the Company’s operations, pursuant to the terms and conditions of Company policies and practices as applied to Company senior executives.
(h)    Fringe Benefits. Executive shall be entitled to participate in all benefit, retirement, and welfare plans and fringe benefits provided to Company senior executives, if and when the Company offers such plans and benefits, subject to the terms of each applicable plan. Executive understands that, except when prohibited by applicable law or the terms of the applicable plan, the Company’s benefit and retirement plans and fringe benefits may be amended or terminated by the Company from time to time in its sole discretion.
(i)    Housing and Travel. For a period of thirty six (36) months following the Commencement Date, the Company shall provide Executive with $2,800.00 per month for lodging expenses. During Executive’s employment hereunder, the Company also shall pay or reimburse Executive for the cost of first class airfare for Executive’s travel between Executive’s primary residence and the Company’s office in Salt Lake City, Utah. Executive shall be responsible for any personal tax liability that may result from the housing and travel benefit described in this paragraph.
    (j)    Attorneys’ Fees. The Company shall reimburse Executive for attorneys’ fees incurred in the negotiation, review and preparation of this Agreement, subject to a maximum amount of $15,000.00 for such attorneys’ fees.

(k)    Reimbursement of Expenses. The Company shall reimburse Executive for all ordinary and reasonable out-of-pocket business expenses incurred by Executive in furtherance of the Company’s business in accordance with the Company’s policies and procedures with respect thereto as in effect from time to time. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”) including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year; (iii) the reimbursement of an eligible expense shall be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
4.    Payments upon Termination.
(a)    Definition of Accrued Obligations. For purposes of this Agreement, “Accrued Obligations” means: (i) the portion of Executive’s Base Salary that has accrued prior to any termination of Executive’s employment with the Company and has not yet been paid (to be paid on or promptly after the date of termination of employment); (ii) any Annual Bonus with respect to the fiscal year prior to the year in which separation occurs and not yet paid (to the extent such Annual Bonus is determined to have been earned by the Compensation Committee based upon achievement of the applicable performance criteria and would have been payable had Executive’s employment with the Company continued, and to be paid when such Annual Bonus would have otherwise been paid had Executive’s employment with the Company continued) (provided that this clause (ii) shall not apply, and shall not be included as a component of the Accrued Obligations, in the event of a termination by the Company for Cause or by Executive without Good Reason); (iii) the entire Signing Bonus to the extent not previously paid (to be paid when such Signing Bonus or applicable portion thereof would have otherwise been paid had Executive’s employment with the Company continued) (provided that this clause (iii) shall not apply, and shall not be included as a component of the Accrued Obligations, in the event of a termination by the Company for Cause or by Executive without Good Reason); (iv) the amount of any expenses properly incurred by Executive on behalf of the Company prior to any such termination and not yet reimbursed (to be paid in the normal course); and (v) Executive’s entitlement to any other compensation or benefit under any retirement, health, welfare or other plan of the Company (which shall be governed by, and determined and paid in accordance with, the terms of the applicable plan, except as otherwise specified in this Agreement).
(b)    Termination by the Company for Cause or by Executive without Good Reason. If Executive’s employment hereunder is terminated by the Company for Cause or by Executive without Good Reason, then the Company shall pay the Accrued Obligations to Executive, and shall have no further payment or benefit obligation to Executive. Without limiting the foregoing: (i) in the event of a termination by the Company for Cause, all vested and unvested options and all unvested RSUs and PSUs (even if the applicable performance goal(s) had been attained but the award had not vested in accordance with its terms) automatically shall terminate and be forfeited; and (ii) in the event of a termination by Executive without Good Reason, any unvested portion of options, RSUs and PSUs (even if the applicable performance goal(s) had been attained but the award had not vested in accordance with its terms) automatically shall terminate and be forfeited, and Executive shall have no right to vest in or further acquire any portion of such unvested equity grant.
(c)    Termination by the Company other than for Cause, Disability or Death, or by Executive for Good Reason. In the event that: (i) Executive’s employment is terminated by the Company other than for Cause, Disability or death, or (ii) Executive terminates Executive’s employment for Good Reason, then, in addition to the Accrued Obligations, Executive shall receive the following, subject to the terms and conditions of Section 4(f):
(i)    Severance Payment. Payment in an amount equal to two (2) times Executive’s then-current Base Salary plus two (2) times Executive’s target amount of Annual Bonus, paid in one lump sum amount within sixty (60) days following Executive’s last day of employment with the Company (Executive’s last day of employment with the Company, the “Separation Date”), less customary and required taxes and employment-related deductions. For purposes of this Section 4(c) and for purposes of Section 4(d), Executive’s Base Salary shall be taken into account at the highest annual Base Salary rate in effect at any time in the one year period preceding the Separation Date (i.e., without giving effect to any reduction thereof), and Executive’s target amount of Annual Bonus shall be based on such highest annual Base Salary rate in effect for Executive at any time in such one year period and the target Annual Bonus percentage set forth in Section 3(b).

(ii)    Pro-Rata Severance Bonus. Payment in an amount equal to a pro-rata portion of Executive’s target amount of Annual Bonus for the year in which the Separation Date occurs (such pro-ration based on the portion of the year worked prior to Separation Date), paid in one lump sum amount within sixty (60) days following the Separation Date, less customary and required taxes and employment-related deductions.
(iii)    Equity Vesting. Equity awards granted to Executive and outstanding immediately prior to the Separation Date shall vest on the Separation Date to the extent scheduled to vest on or before the date two (2) years following the Separation Date. For purpose of determining the portion of equity awards that vest under this Section 4(c)(iii): (A) any annual vesting installments shall be deemed to vest in monthly installments over the applicable vesting period (i.e., an equity award initially scheduled to vest in annual installments over a four year period that was granted thirteen (13) months before the Separation Date shall, for purposes of determining such acceleration, be considered to vest in forty eight (48) monthly installments over that same four-year period, and the portion of the award that vests pursuant to this clause will be the portion of the forty-eight (48) monthly vesting installments that would be scheduled to vest on or before the date two (2) years following the Separation Date less the portion of the award that had already vested pursuant to its terms before the Separation Date, with no additional pro-rata vesting for a portion of a month if the end of such two-year period falls between the deemed monthly vesting dates), and (B) any outstanding equity award with an unsatisfied performance-based condition shall remain outstanding and, if the applicable performance condition is satisfied during such two (2) year period, shall, to the extent so earned based on performance, vest (to the extent the award would have vested had Executive’s employment with the Company continued during such two-year period) upon satisfaction of such performance-based condition.
(iv)    Benefits Payments. Upon completion of appropriate forms and subject to applicable terms and conditions under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay or reimburse Executive for the premiums charged to continue Executive’s medical coverage pursuant to COBRA, at the same or reasonably equivalent medical coverage for Executive (and, if applicable, Executive’s eligible dependents) as in effect immediately prior to the Separation Date, until the earlier to occur of eighteen (18) months following the Separation Date or the date Executive begins employment with another employer.
(d)    Termination by the Company as a Result of Executive’s Disability or Death. In the event that Executive’s employment hereunder is terminated by the Company as a result of Executive’s Disability or death, then, in addition to the Accrued Obligations, Executive (or Executive’s estate as applicable) shall receive the following, subject (other than in the case of death) to the terms and conditions of Section 4(f):
(i)     Pro-Rata Severance Bonus. Payment in an amount equal to a pro-rata portion of Executive’s then-current target amount of Annual Bonus for the year in which the Separation Date occurs (such pro-ration based on the portion of the year worked prior to Separation Date), paid in one lump sum amount within sixty (60) days following the Separation Date, less customary and required taxes and employment-related deductions.
(ii)     Equity Vesting. Pro-rata vesting of Executive’s time-based equity awards based on the period of employment between the most recent vesting date prior to the Separation Date and the Separation Date, and including any time-based vesting of performance-based awards that the Compensation Committee determines to have been earned based on achievement of applicable milestones prior to the Separation Date. For purpose of determining the portion of equity awards that vest under this Section 4(d)(ii), any annual vesting installments shall be deemed to vest in monthly installments over the applicable vesting period (i.e., an equity award initially scheduled to vest in annual installments over a four year period that was granted thirteen (13) months before the Separation Date shall, for purposes of determining such acceleration, be considered to vest in forty eight (48) monthly installments over that same four-year period, and the portion of the award that vests pursuant to this clause will be the portion of the forty-eight (48) monthly vesting installments that would be scheduled to vest on or before the Separation Date less the portion of the award that had already vested pursuant to its terms before the Separation Date, with no additional pro-rata vesting for a portion of a month if the Separation Date falls between the deemed monthly vesting dates).
The severance payments and benefits described in Section 4(d) shall not be in addition to the severance payments and benefits described in Section 4(c). In the event that Executive is eligible for the severance payments and benefits under Section 4(d), Executive shall not be eligible for the severance payments and benefits under Section 4(c), unless Executive had become entitled to the severance payments and benefits under Section 4(c) before becoming entitled to the severance payments and benefits under Section 4(d) (in which case Executive would remain entitled to the severance payments and benefits under Section 4(c) but would not be entitled to the severance payments and benefits under Section 4(d)).
(e)    Termination by the Company other than for Cause, Disability or Death, or by Executive for Good Reason, Following a Change of Control. In the event that a Change of Control (as defined below) occurs, and within a period of three (3) months prior to, upon, or within twenty four (24) months following a Change of Control, either: (i) Executive’s employment is terminated by the Company other than for Cause, Disability or death; or (ii) Executive terminates Executive’s employment for Good Reason, then, in addition to the Accrued Obligations, Executive shall receive the following, subject to the terms and conditions of Section 4(f):
(i)    Severance Payment. Executive shall receive the severance payment described in and on the terms set forth in Section 4(c)(i).
(ii)    Pro-Rata Severance Bonus. Executive shall receive the severance bonus described in and on the terms set forth in Section 4(c)(ii).
(iii)    Equity. All equity awards granted to Executive and outstanding on the date of termination shall be subject to the terms of any applicable equity plan and equity agreements, except that they shall fully vest as of the date described in Section 4(f)(iii).
(iv)    Benefits Payments. Executive shall receive the benefits payments described in and on the terms set forth in Section 4(c)(iv).
    For purposes of this section, a “Change of Control” shall mean the occurrence of any of the following events: (A) Ownership: any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities (excluding for this purpose any such voting securities held by the Company, any subsidiary of the

Company, or any employee benefit plan of the Company); or (B) Merger/Sale of Assets: (1) a merger or consolidation of the Company whether or not approved by the Board, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such entity, as the case may be, outstanding immediately after such merger or consolidation; or (2) the sale or disposition by the Company of all or substantially all of the Company’s assets; or (C) Board Change: a change in the Board or its members such that individuals who, as of the Commencement Date (including Executive) or, if later, the date that is one year prior to such change (the later of such two dates referred to herein as the “Measurement Date”), constitute the Board (the “Incumbent Board”) cease to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Measurement Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (including for these purposes, any new members whose election or nomination was so approved, without counting the member and his or her predecessor twice) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board.
The severance payments and benefits described in Section 4(e) shall not be in addition to the severance payments and benefits described in Section 4(c) or 4(d). In the event that Executive is eligible for the severance payments and benefits under Section 4(e), Executive shall not be eligible for the severance payments and benefits under Section 4(c) or 4(d).
(f)    Separation Agreement; Timing of Severance Benefits. Provision of any severance payments, benefits and equity described in Sections 4(c), 4(d) and 4(e) (collectively “Severance Benefits”) is expressly conditioned on Executive’s execution without revocation of a separation agreement and release substantially in the form attached hereto as Exhibit E, which document may be modified as necessary (and consistent with the intent of such document) to reflect changes in applicable federal, state and/or local laws (the “Separation Agreement”). The Separation Agreement shall be signed no later than sixty (60) days following the Separation Date. The Company shall commence payment of Severance Benefits on the next regular payroll date following the date on which the Separation Agreement becomes signed and irrevocable, provided that: (i) if the 60-day period during which the Separation Agreement is required to become signed and irrevocable crosses a tax year, then provision of the Severance Benefits shall be delayed until the second tax year; (ii) if applicable, the first payment of the Severance Benefit shall include all amounts that the Company would otherwise have paid to Executive between the date on which the termination of Executive’s employment became effective and the date of the first payment; and (iii) equity awards included in the Severance Benefits shall vest on the date in such 60-day period that the Separation Agreement becomes signed and irrevocable, provided if the 60-day period during which the Separation Agreement is required to become signed and irrevocable crosses a tax year, then such equity awards shall vest on the later of the date the Separation Agreement becomes signed and irrevocable and January 1 of the second tax year.
(g)    COBRA. If the payment of any COBRA or health insurance premiums by the Company on behalf of Executive as described herein would otherwise violate any applicable nondiscrimination rules or cause the reimbursement of claims to be taxable under the Patient Protection and Affordable Care Act of 2010, together with the Health Care and Education Reconciliation Act of 2010 (collectively, the

“Act”) or Section 105(h) of the Code, the COBRA premiums paid by the Company shall be treated as taxable payments (subject to customary and required taxes and employment-related deductions) and be subject to imputed income tax treatment to the extent necessary to eliminate any discriminatory treatment or taxation under the Act or Section 105(h) of the Code. If the Company determines in its reasonable discretion that it cannot provide the COBRA benefits described herein under the Company’s health insurance plan without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to Executive a taxable lump sum payment in an amount equal to the sum of the monthly (or then remaining) COBRA premiums that Executive would be required to pay to maintain Executive’s group health insurance coverage in effect on Separation Date for the remaining portion of the period for which Executive shall receive the payments described in Sections 4(c) or 4(e) above, and subject to Section 4(f) above.
5.    Forfeiture/Clawback. The compensation described in this Agreement shall be subject to any forfeiture or clawback policy established by the Company generally for executives from time to time.
6.    Indemnification. Executive shall be entitled to indemnification with respect to Executive’s services provided hereunder pursuant to Utah law, and the Company’s Certificate of Incorporation, By-Laws and standard Director and Executive Officer Indemnification Agreement, attached as Exhibit F hereto.
7.    Confidentiality; Prohibited Competition and Solicitation; Inventions Assignment. In light of the competitive and proprietary aspects of the business of the Company, and as a condition of Executive’s employment hereunder, Executive agrees to execute and abide by the Company’s Confidentiality, Non-Competition, Non-Solicitation and Inventions Assignment Agreement, attached as Exhibit G hereto.
8.    Return of Property and Records. Upon the termination of Executive’s employment hereunder for any reason, Executive shall: (a) return to the Company all Company confidential information and copies thereof (regardless of how such confidential information or copies are maintained) then in Executive’s possession; and (b) deliver to the Company any property of the Company which may be in Executive’s possession, including, but not limited to, cell phones, smart phones, laptops, products, materials, memoranda, notes, records, reports or other documents or photocopies of the same; provided that Executive may retain copies of applicable benefit plans, contracts to which he personally (i.e., not in his capacity as a Company employee) is a party, and his personal contacts, calendars, and correspondence.
9.    Certification Regarding Conflicting Obligations. Executive hereby represents and warrants that: (a) the execution of this Agreement and the performance of Executive’s obligations hereunder shall not breach or be in conflict with any other agreement to which Executive is a party or is bound, or any other obligation or undertaking of Executive; (b) Executive is not subject to any covenant against competition or similar covenant, or any court order, or any other legal obligation that would restrict, limit or affect the performance of Executive’s obligations hereunder; (c) Executive shall not disclose to or use on behalf of the Company any proprietary information of a third party without such party’s consent; and (d) all facts Executive has presented to the Company are accurate and true in all material respects.
10.    Taxation. All compensation, payments and benefits provided to Executive hereunder shall be subject to applicable and customary withholdings and deductions as required under law, statute, regulation, rule or term of any employee benefit plan in which Executive participates.

11.    Code Section 409A.
(a)    Executive acknowledges and agrees that the Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement, including but not limited to consequences related to Code Section 409A.
(b)    In the event that any payments or benefits set forth in this Agreement constitute “non-qualified deferred compensation” subject to Code Section 409A, then the following conditions apply to such payments or benefits:
(i)    Any termination of Executive’s employment triggering payments or benefits under Section 4 must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) before distribution of such benefits can commence. To the extent that the termination of Executive’s employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by Executive to the Company at the time Executive’s employment terminates), any such payments under Section 4 that constitute deferred compensation under Code Section 409A shall be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h). For purposes of clarification, this Section 11(b) shall not cause any forfeiture of benefits on Executive’s part, but shall only act as a delay until such time as a “separation from service” occurs.
(ii)    Notwithstanding any other provision with respect to the timing of payments or benefits under Section 4 if, on the date of termination of Executive’s employment, Executive is deemed to be a “specified employee” of the Company (within the meaning of Section 409A(a)(2)(B)(i) of the Code), then limited only to the extent necessary to comply with the requirements of Code Section 409A, any payments or benefits to which Executive may become entitled under Section 4 which are subject to Code Section 409A (and not otherwise exempt from its application) shall be withheld until the first (1st) business day of the seventh (7th) month following the termination of Executive’s employment, at which time Executive shall be paid an aggregate amount equal to the accumulated, but unpaid, payments or benefits otherwise due to Executive under the terms of Section 4.
(c)    It is intended that each installment of the payments and benefits provided under Section 4 of this Agreement shall be treated as a separate “payment” for purposes of Code Section 409A. Neither the Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Code Section 409A. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted and at all times administered in a manner that avoids the inclusion of compensation in income under Code Section 409A, or liability for increased taxes, excise taxes or other penalties under Code Section 409A. The parties intend this Agreement to be in compliance with Code Section 409A.
12.    Code Section 280G.
(a)    If any payment or benefit Executive would receive under this Agreement, when combined with any other payment or benefit Executive receives pursuant to a Change of Control (for purposes of this section, a “Payment”) would constitute a “parachute payment” within the meaning of Code Section 280G and, but for this sentence, be subject to the excise tax imposed by Code Section 4999

(the “Excise Tax”), then such Payment shall be either: (i) the full amount of such Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax; or (ii) such lesser amount (a “Reduced Payment”) as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employments taxes, income taxes and the Excise Tax, results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment.
(b)    With respect to Section 12(a), if a Reduced Payment is required and there is more than one method of reducing the Reduced Payment amount that would result in no portion of the Payment being subject to the Excise Tax, then the Payment shall be reduced or eliminated in the following order (to the extent such reduction is required pursuant to Section 12(a)): (i) cash severance, (ii) any payment or benefit in respect of any equity award that is treated as contingent on the change in ownership or control but is not covered by Treas. Reg. Section 1.280G-1 Q/A 24(b) or (c), and (iii) any payment or benefit in respect of an equity award that is covered by Treas. Reg. Section 1.280G-1 Q/A 24(c), in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the determination (as hereinafter defined).
(c)    The determination of whether Section 12(a)(i) or (ii) applies, and the calculation of the amount of the Reduced Payment if applicable, shall be performed by a nationally recognized certified public accounting firm as may be designated by the Company (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations to both the Company and Executive within fifteen (15) business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company, in a form that can be relied upon for tax filing purposes. All fees and expenses of the Accounting Firm shall be borne solely by the Company.
(d)    Executive may receive a Payment that is, in the aggregate, either more or less than the amount described in Section 12(a)(i) or (ii) (as applicable, an “Overpayment” or “Underpayment”). If it is finally determined by a court of competent jurisdiction pursuant to a final non-appealable judgment, or the Internal Revenue Service, or by the Accounting Firm upon request by either the Company or Executive, that an Overpayment or Underpayment has been made, then: (i) in the event of an Overpayment, Executive shall promptly repay the Overpayment to the Company, together with interest on the Overpayment at the applicable federal rate from the date of Executive’s receipt of such Overpayment until the date of such repayment; and (ii) in the event of an Underpayment, the Company shall promptly pay an amount equal to the Underpayment to Executive, together with interest on such amount at the applicable federal rate from the date such amount would have been paid to Executive had the provisions of Section 12(a)(ii) not been applied until the date of payment.
13.    General.
(a)    Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party’s address set forth below or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) sent by overnight courier, (iii) sent by registered mail, return receipt requested, postage prepaid; or (iv) by electronic mail.  All notices, requests, consents and other communications hereunder shall be deemed to have been given either (A) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth in Executive’s Employment Agreement, (B) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, (C) if sent by registered mail, on the fifth business day following the day such mailing is made or (D) if by electronic mail, then immediately upon delivery thereof to the receiving party’s email address.

•Notices to Executive shall be sent to:

The last known address in the Company’s records or such other address as Executive may specify in writing, with a copy to:

O’Melveny & Myers LLP
610 Newport Center Drive
17th Floor
Newport Beach, CA 92660
Attn: Jeffrey Walbridge, Esq.

•Notices to the Company shall be sent to:
Myriad Genetics, Inc.
320 Wakara Way
Salt Lake City, Utah 84108
Attn: Board Chair
Attn: General Counsel

or to such other the Company representative as the Company may specify in writing, with a copy to:
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
One Financial Center
Boston, MA 02111
Attn: Jonathan L. Kravetz, Esq.
Attn: H. Andrew Matzkin, Esq.

(b)    Modifications; Amendments; Waivers; Consents. The terms of this Agreement may be modified or amended only by written agreement executed by the parties hereto. The terms of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.
(c)    Assignment. The Company shall require any successor to all or substantially all of the Company’s business and/or assets to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. Executive may not assign Executive’s rights and obligations under this Agreement without the prior written consent of the Company.
    (d)    Governing Law; Jurisdiction; Venue. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Utah, without giving effect to any choice or conflict of law provision or rule. Any legal action permitted by this Agreement to enforce an award or for a claimed breach shall be governed by the laws of the State of Utah, and shall be commenced and maintained solely in any state or federal court located in the State of Utah, and both parties hereby submit to the jurisdiction and venue of any such court.

(e)    Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.
(f)    Entire Agreement. This Agreement, together with the other agreements specifically referenced herein, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.
This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. For all purposes an electronic signature shall be treated as an original.
[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.
PAUL J. DIAZ    MYRIAD GENETICS, INC.

/s/ Paul J. Diaz     By: /s/ S. Louise Phanstiel
Signature     S. Louise Phanstiel
     Board Chair
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